Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings : Nasdaq - 100 Index ® (ticker: “ NDX ”) and Russell 2000 ® Index (ticker: “ RTY ”) Pricing date: July 27, 2022 Issue date: July 29, 2022 Maturity date: October 28, 2025 Coupon payment dates: The 28th day of each January, April, July and October, beginning in October 2022* Valuation dates: Expected to be October 27, 2022, January 27, 2023, April 27, 2023, July 27, 2023, October 27, 2023, January 29, 2024, April 29, 2024, July 29, 2024, October 28, 2024, January 27, 2025, April 28, 2025, July 28, 2025 and October 28, 2025** CUSIP / ISIN: 17330PTS8 / US17330PTS82 Initial underlying value : For each underlying, its closing value on the pricing date Underlying return: For each underlying on any valuation date, ( i ) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value Coupon rate : • If the closing value of the worst performing underlying on the applicable valuation date is greater than or equal to its initial underlying value: at least 1.2625% (the “higher coupon rate”) (equivalent to a coupon rate of at least approximately 5.05% per annum) (to be determined on the pricing date) • If the closing value of the worst performing underlying on the applicable valuation date is less than its initial underlying value: 0.25% (the “lower coupon rate”) (equivalent to a coupon rate of approximately 1.00% per annum). The amount of each coupon payment per note will be equal to the stated principal amount times the applicable coupon rate. Payment at maturity: For each note you hold at maturity, you will receive the stated principal amount plus the applicable coupon payment Worst performing underlying: For any valuation date, the underlying with the lowest underlying return determined as of that valuation date Stated principal amount: $1,000 per note Pricing Supplement: Preliminary Pricing Supplement dated July 13, 2022 *Each subject to postponement to the next succeeding business day if such day is not a business day. In addition, if the valu ati on date immediately preceding any coupon payment date is postponed, that coupon payment date will be postponed to the third business day following that valuation date as postponed. No interest will accrue as a result of any delayed payment **Each subject to postponement if such date is not a scheduled trading day or if a market disruption event occurs Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Variable Coupon Market - Linked Notes Based on Worst of NDX and RTY

Selected Risk Considerations • The notes will not pay a coupon at the higher coupon rate unless the closing value of the worst performing underlying on the applicable valuation date is greater than or equal to its initial underlying value. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if you receive coupon payments made at the lower coupon rate. • The notes are subject to heightened risk because they have multiple underlyings • The notes are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • The notes do not offer any upside exposure to any underlying. • The performance of the notes will depend on the closing values of the underlyings solely on the valuation dates, which makes the notes particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.